EXHIBIT 2.05
                                  ------------

                          EUROPEAN MICRO HOLDINGS, INC.
                        6073 N.W. 167TH STREET, UNIT C-25
                              MIAMI, FLORIDA 33015

                                 October 2, 2000

Mr. John B. Gallagher
6073 N.W. 167th Street, Unit C-25
Miami, Florida 33015

Mr. John P. Gallagher
6073 N.W. 167th Street, Unit C-25
Miami, Florida 33015

American Micro Computer Center, Inc.
6073 N.W. 167th Street, Unit C-25
Miami, Florida 33015

RE: MERGER AGREEMENT (THE "MERGER AGREEMENT") DATED AS OF JUNE 29, 1999, BY AND AMONG EUROPEAN MICRO HOLDINGS, INC. (THE "COMPANY"), AMERICAN MICRO ACQUISITION CORP. N/K/A AMERICAN MICRO COMPUTER CENTER, INC. (THE "BUYER"), AMERICAN SURGICAL SUPPLY CORP. OF FLORIDA D/B/A AMERICAN MICRO COMPUTER CENTER AND JOHN B. GALLAGHER AND JOHN P. GALLAGHER (COLLECTIVELY, THE "SHAREHOLDERS")

Gentlemen:

      This letter amends the Merger Agreement, and is made effective as of the date set forth above. Pursuant to the Merger Agreement, the Company agreed to pay the Merger Consideration (as defined in Section 1.2.1 of the Merger Agreement) to the Shareholders. The Merger Consideration consisted of three installments. The Third Installment (as defined in Section 1.2.2 of the Merger Agreement), equal to the Second Earn-Out Amount (as defined in Section 1.3.3 of the Merger Agreement), is due upon completion of an audit of the Company's financial statements for the year ended December 31, 2000 and in no event later than May 1, 2001. The parties hereto desire to amend the terms of Section 1.2.2 of the Merger Agreement as follows:

      1. SECTION 1.2.2. Section 1.2.2 of the Merger Agreement is hereby amended to provide that, until July 1, 2001 and thereafter for only so long as the payment in full of the Third Installment is limited by the financial covenants set forth in the loan agreement with SouthTrust Bank, the Third Installment shall be paid in cash in monthly installments of $50,000, plus accrued but unpaid interest at an annual rate of eight percent (8%), commencing on April 1, 2001 and continuing each thirty-days thereafter until the Second Earn-Out Amount has been paid in full. Notwithstanding the foregoing, the Shareholders agree that the payments to be made pursuant to Section 1.2.2 of the Merger Agreement will be subject to the financial covenants set forth in the loan agreement with SouthTrust Bank.

John B. Gallagher
John P. Gallagher
American Micro Computer Center, Inc.
October 2, 2000
Page 2





      2. MISCELLANEOUS. This letter may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument. This letter shall be accepted, effective and binding, for all purposes, when the parties shall have signed and transmitted to each other, by telecopier or otherwise, copies of this letter. In the event of any litigation arising hereunder, the prevailing party or parties shall be entitled to recover its or their reasonable attorneys' fees and court costs from the other party or parties, including the costs of bringing such litigation and collecting upon any judgments. This letter shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, legal representatives, trustees, successors and assigns.

      If the foregoing correctly sets forth the terms of our agreement, please sign this letter on the line provided below, whereupon it will constitute a binding agreement among us.

                                   Sincerely,

                                          EUROPEAN MICRO HOLDINGS, INC.

                                          /s/ Harry D. Shields
                                          ------------------------------------
                                          Harry D. Shields, Co-President

ACCEPTED AND AGREED:

AMERICAN MICRO COMPUTER CENTER, INC.

By:    /s/ John B. Gallagher
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Name:  John B. Gallagher
       ------------------------------
Title: President
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/s/ John B. Gallagher
------------------------------------
John B. Gallagher

/s/ John P. Gallagher
------------------------------------
John P. Gallagher